Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-85420, 333-144252) pertaining to the Employee Stock Option Plan of Monarch Casino & Resort, Inc. of our reports dated March 15, 2011, with respect to the consolidated financial statements and schedules of Monarch Casino & Resort, Inc. and the effectiveness of internal control over financial reporting of Monarch Casino & Resort, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Las Vegas, Nevada

January 25, 2012